Exhibit 99.1

FOR IMMEDIATE RELEASE ON THURSDAY, AUGUST 9, 2007

KODIAK OIL & GAS CORP. REPORTS SECOND QUARTER 2007

FINANCIAL AND OPERATIONAL RESULTS

DENVER – August 9, 2007 (PRNewswire) – Kodiak Oil & Gas Corp. (AMEX: KOG), an oil and gas exploration and production company with assets in the Green River and Williston Basins, today reported financial and operating results for the three-and six-months ended June 30, 2007.

Second Quarter 2007

The Company reported a net loss for the second quarter 2007 of $450,000, or $0.01 per share, as compared to a net loss of $1.0 million, or $0.01 per share, for the same period in 2006. All per-share amounts are presented on a weighted average basis. Kodiak had 87.6 million shares outstanding at June 30, 2007, as compared to 74.4 million shares outstanding in the year-ago period.

For the second quarter 2007, net income before depreciation, depletion and amortization, stock-based compensation charges, impairment charge and gain on foreign currency exchange, or what the Company refers to as adjusted EBITDA, was $228,000. This compares to $133,000 of adjusted EBITDA for the same period in 2006. Adjusted EBITDA is a non-GAAP measure. A reconciliation of adjusted EBITDA to net income is included in this press release and can also be referenced in the Company’s filing on Form 10-Q for the second quarter of 2007.

Net cash provided by operating activities was $3.9 million for the second quarter 2007, as compared to $498,000 in the same period in 2006. Of the increase in net cash provided by operating activities in the second quarter 2007, approximately $2.9 million is attributed to changes in working capital line items as compared to $55,000 in the same period of 2006.

Oil and gas sales for the second quarter 2007 were $1.9 million versus $862,000 in the same period in 2006. Total revenues were $2.3 million versus $1.1 million in year-ago period.

First-Half 2007

The Company reported a net loss for the first half of 2007 of $14.9 million, or $0.17 per share, as compared to a net loss of $1.0 million, or $0.02 per share, for the same period in 2006. Included in first half 2007’s operating expense is a non-cash charge of $14 million incurred in the first quarter of 2007 related to an impairment of the carrying value of oil and gas properties. The impairment charge is discussed in detail in Kodiak’s filing on Form 10Q for the first quarter of 2007.

For the first half of 2007, Kodiak reported adjusted EBITDA of $1.3 million. This compares to $619,000 of adjusted EBITDA for the same period in 2006. Net cash provided by operating activities was $797,000 for the first half of 2007, as compared to $1.7 million in the same period in 2006.

Oil and gas sales for the first six months of 2007 were $3.4 million versus $1.8 million in the same period in 2006. Total revenues were $4.5 million in the first half of 2007 versus $2.1 million in year-ago period. Included in the six months periods’ total revenues is interest income of $1 million in 2007 versus $367,000 in 2006.

Total assets were $96 million at June 30, 2007 as compared to $113.8 million at December 31, 2006. The decrease in total assets is due in part to a non-cash impairment charge of $14 million incurred during the first quarter of 2007. The Company had cash and cash equivalents at June 30, 2007 in the amount of $31.0 million. Kodiak has no long-term debt, and its only long-term liability as of June 30, 2007 was an asset retirement obligation in the amount of $337,000.

Production and Operations Activity

For the second quarter 2007, gas and natural gas liquid production volumes were 52.5 million cubic feet of natural gas (MMcf), as compared to 31.9 MMcf for the same period in 2006. Oil production volumes were 26,869 barrels for the second quarter 2007, compared to 10,914 barrels during the same period in 2006. On a natural gas equivalent basis, Kodiak produced 213.7 million cubic feet of natural gas equivalents (MMcfe) for the second quarter 2007, using a conversion rate of 6 thousand cubic feet (Mcf) of natural gas to each barrel of oil. Second quarter 2007 production represents a 119% increase over the 97.4 MMcfe reported for the same period in 2006.

The average gas price received for the quarter decreased 25% to $4.29 per Mcf when compared to the $5.69 per Mcf received in 2006. Oil price realizations remained robust quarter-over-quarter. Average prices were off by only 2% to $61.21 per barrel for the quarter when compared to the $62.36 per barrel received in the second quarter of 2006. Kodiak’s oil and gas production is currently unhedged.

During the second quarter 2007, Kodiak invested $15 million for exploration and development of its leasehold, including drilling seven gross wells (4.15 net) with one gross (0.40 net) dry hole. The Company completed two wells in the quarter. Expenditures in the second quarter were consistent with the Company’s 2007 capital expenditure budget.

First Half of 2007

For the first half of 2007, gas and natural gas liquid production volumes were 98.5 MMcf, as compared to 63.9 MMcf for the same period in 2006. Oil production volumes were 52,135 barrels for the first half of 2007, compared to 23,912 barrels during the same period in 2006. On a natural gas equivalent basis, Kodiak produced 411.3 MMcfe for the first-half 2007, a 98% increase over the 207.4 MMcfe reported for the same period in 2006.

The average gas price received for the first six months of 2007 decreased 18% to $5.32 per Mcf when compared to the $6.49 per Mcf received in the same six-month period in 2006. Oil price realizations $56.04 and $56.88 per barrel for the 2007 and 2006 six-month periods’, respectively.

During the first half of 2007, Kodiak invested $28.5 million for exploration and development of its leasehold, including drilling 10 gross wells (6.12 net) with three gross dry holes (1.22 net). The Company completed three wells in the first half of 2007.

Second Half of 2007

The Company has budgeted capital expenditures in the Vermillion Basin of approximately $8.5 million through the fourth quarter of 2007. The Company has allocated $6 million to additional completion, drilling and acreage work in the Williston Basin through the year end. Existing working capital, anticipated cash flow from operations and drilling joint ventures are expected to be sufficient to fund the Company’s operations and its existing capital commitments. The actual amount, timing and allocation of the Company’s capital expenditures is dependant on the results of the Company’s ongoing exploration and drilling programs, the evaluation of the technical and geological data obtained in the course of its operations and certain other factors, such as the market price for oil and gas and the availability and costs of oil field services.

Vermillion Basin—Wyoming

The Company announces that it has reached total depth of 13,534 feet on its HB Unit #5-3 well (Kodiak operates with 80% WI). The well was drilled, as previously announced, as a vertical test of the Mesaverde, Baxter shale and the Frontier sandstones. During drilling, the well encountered numerous gas shows and significant over-pressuring in the potential productive formations. The well was the first well drilled to test deep gas potential in Kodiak’s southwestern Horseshoe Basin Unit of the Vermillion Basin leasehold. Production casing has been set to total depth and completion and fracture stimulation design is underway. Completion work should be completed in September, and more will be known about the productive potential of the well at that time.

Upon reaching total depth on the HB Unit #5-3, Kodiak returned the rig to the NT Fed #4-35 (100% WI) well location. The Company originally drilled a lateral in this well in one of its primary targets within the Baxter shale and encountered gas shows. A completion was attempted in the well naturally without any mechanical stimulation. Based upon the initial flow rate analysis, the Company has decided to re-enter the well as a side track and drill the entire Baxter shale section vertically. Kodiak intends to acquire core data and additional log data from the new well bore in order to better understand the reservoir.

Williston Basin—Montana and North Dakota

Mission Canyon/Red River—Sheridan County, Montana and Divide County, North Dakota

During the first half of 2007, Kodiak participated in the drilling of four, 3-D defined prospects to test the Mission Canyon and/or Red River formations. The Company completed the Larsh #2-13 (Kodiak operates with 50% WI) in the Red River Formation during June 2007. This well averaged production of 165 barrels of oil per day. Currently, two additional wells are being completed, and one well was plugged and abandoned. Kodiak anticipates announcing completion results during the third quarter of 2007.

The Williston drilling rig was released and is drilling for another operator. Kodiak fulfilled its contractual obligation for wells drilled by the rig. Company engineers are currently evaluating the results of the four wells. An important part of the play analysis includes tying well control data to reprocessed seismic data in an effort to more clearly define potential structures and stratigraphic traps and high-grading the drilling opportunities in the Williston. Upon completion of the well evaluation, a decision will be made as to continuing with immediate additional drilling activity in the Mission Canyon / Red River. Several additional prospects have been identified on the leasehold and may be drilled subject to results from the aforementioned wells.

Bakken—McKenzie and Dunn Counties, North Dakota

Kodiak successfully fracture stimulated its second of three Bakken Formation producers in McKenzie County, N.D. during the second quarter of 2007. The well was placed back on production and averaged 185 barrels of oil per day over the last 17 days of July.

Tall Bear Project

Kodiak continues to acquire acreage prospective for oil production from the Bakken shale in its Tall Bear Project in Dunn County, N.D. To date, the Company has acquired approximately 17,500 gross and 15,000 net acres in a trend bordered by producing wells drilled by other Bakken operators to the north, west and south of its acreage position. The closest producing well to Kodiak leasehold is located approximately 15 miles away. Management believes that the leasehold is on trend with Bakken production in this part of the Williston Basin. The first location on the acreage has been surveyed and permitting procedures are underway. Drilling activity will commence when the permits are approved, which is expected to occur in the fourth quarter of 2007.

Management Comments

Lynn Peterson, Kodiak’s CEO and President said: “In the Vermillion, we are pleased to report the gas shows and over-pressuring in the HB Unit #5-3. It is particularly significant because we have extended the deep gas over-pressuring to the southwestern most part of our 29,000 net acre leasehold in the Vermillion Basin. While we await the successful completion of this well to determine its ultimate productive potential, the early signs appear to be encouraging based on open-hole log analysis.

“With respect to the re-entry activity on the NT Fed #4-35, we originally drilled a lateral in a zone that had not been tested horizontally by any other operators in the area. Based upon the work our technical team has completed on the Baxter shale, we believe that evaluating deeper zones within the Baxter makes economic sense and allows us to gain valuable data without the cost of a new vertical well. We believe the deeper targeted intervals hold significant potential and merit further evaluation.

“Finally, we have put together a meaningful acreage position in the Bakken shale play in North Dakota. Given competitor success and well-control analysis, we believe we are in a part of an emerging Bakken play that is yielding attractive economic returns. Only the drill bit can confirm our hypothesis, so we plan to spud a first well in this part of our leasehold in early fourth quarter of 2007. We look forward to updating investors as we learn more about the play.”

Conference Call

In conjunction with Kodiak’s release of its second quarter 2007 results, you are invited to listen to a conference call with management on Friday, August 10, 2007 at 11:00 a.m. Eastern daylight time.

Date:	Friday, August 10, 2007

Time:	11:00 a.m. EDT 10:00 a.m. CDT 9:00 a.m. MDT 8:00 a.m. PDT

Call:	(866) 322-9730 (US/Canada) and (706) 679-6054 (International) Passcode 11539715

Internet:	Live and rebroadcast over the Internet: log on to www.kodiakog.com

Replay:	Available through Sunday, August 12, 2007 at (800) 642-1687 (US/Canada) and (706) 645-9291 (International) using passcode 11539715 and for 30 days at www.kodiakog.com

Use of Non-GAAP Financial Measures

This press release includes non-GAAP financial measures entitled “Adjusted EBITDA.” For a reconciliation of this non-GAAP financial measures to its most comparable financial measure under GGAO, as well as for a description as to why management believes that this measure is useful for investors, see the footnotes following the tables at the end of this press release.

About Kodiak Oil & Gas Corp.

Kodiak Oil & Gas, headquartered in Denver, is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains. For further information, please visit www.kodiakog.com. The common shares of the Company are listed for trading on the American Stock Exchange under the symbol “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward-looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” ‘projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Information inferred from the interpretation of drilling results may also be deemed to be forward-looking statements, as it constitutes a prediction of what might be found to be present when and if a well is actually developed. Forward-looking statements in this document include statements regarding the Company’s exploration, drilling and development plans, the Company’s expectations regarding the timing and success of such programs, and the Company’s expectations regarding production from its Williston property. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, President, Kodiak Oil & Gas Corp., +1-303-592-8075

Mr. David Charles, EnerCom, Inc. +1-303-296-8834

[Financial and Operational Tables Accompany this News Release]

The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Kodiak’s filing on Form 10-Q for the period ended June 30, 2007.

KODIAK OIL & GAS CORP.

CONSOLIDATED BALANCE SHEETS

	(UNAUDITED) June 30, 2007	(AUDITED) December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$30,948,752	$58,469,263
Accounts receivable
Trade	1,835,536	1,877,185
Accrued sales revenues	889,269	666,990
Prepaid expenses and other	205,366	103,707

Total Current Assets	33,878,923	61,117,145

Property and equipment (full cost method), at cost:
Proved oil and gas properties	49,498,817	27,167,338
Unproved oil and gas properties	19,790,518	19,607,474
Wells in progress	10,464,876	7,700,415
Less-accumulated depletion, depreciation, amortization, accretion and asset impairment	(18,192,615)	(2,224,962)

Net oil and gas properties	61,561,596	52,250,265

Other property and equipment, net of accumulated depreciation of $124,535 in 2007 and $102,231 in 2006	261,616	181,752
Restricted Investments	295,739	224,452

Total Assets	$95,997,874	$113,773,614

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$5,982,065	$9,879,104
Noncurrent Liabilities:
Asset retirement obligation	337,480	249,695

Total Liabilities	6,319,545	10,128,799

Commitments and Contingencies—Note 4
Stockholders’ Equity:
Common stock, $0.01 par value: authorized-100,000,000
Issued: 87,748,426 shares in 2007 and 87,548,426 shares in 2006	877,484	875,484
Additional paid-in capital	112,320,591	111,384,998
Accumulated deficit	(23,519,746)	(8,615,667)

Total Stockholders’ Equity	89,678,329	103,644,815

Total Liabilities and Stockholders’ Equity	$95,997,874	$113,773,614

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Revenues:
Gas production	$224,977	$181,499	$524,474	$415,264
Oil production	1,644,625	680,600	2,921,945	1,355,414
Interest	454,528	263,167	1,018,238	366,839

Total revenue	2,324,130	1,125,266	4,464,657	2,137,517

Cost and expenses:
Oil and gas production	345,998	236,746	736,773	349,660
Depletion, depreciation, amortization
and abandonment liability accretion	986,767	491,674	2,026,013	879,190
Asset impairment	—	—	14,000,000	—
General and administrative	2,026,443	1,825,632	3,289,403	2,290,434
(Gain) on currency exchange	(585,832)	(420,676)	(683,453)	(368,143)

Total costs and expenses	2,773,376	2,133,376	19,368,736	3,151,141

Net loss	$(449,246)	$(1,008,110)	$(14,904,079)	$(1,013,624)

Basic & diluted weighted-average common shares outstanding	87,623,975	74,398,514	87,587,100	67,045,923

Basic & diluted net loss per common share	$(0.005)	$(0.014)	$(0.170)	$(0.015)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net loss	$(14,904,079)	$(1,013,624)
Reconciliation of net loss to net cash provided by operating activities:
Depletion, depreciation, amortization and abandonment liability accretion	2,026,013	879,190
Asset impairment	14,000,000	—
Stock based compensation	702,594	1,121,093
Changes in current assets and liabilities:
Accounts receivable-trade	41,649	(279,689)
Accounts receivable-accrued sales	(222,279)	(111,653)
Prepaid expenses and other	(101,659)	(148,645)
Accounts payable	(432,454)	1,267,791
Accrued expenses	(312,789)	(32,619)

Net cash provided by operating activities	796,996	1,681,844

Cash flows from investing activities:
Oil and gas properties	(28,354,334)	(18,029,171)
Equipment	(126,886)	(14,860)
Restricted investment	(71,287)	(75,000)

Net cash (used in) investing activities	(28,552,507)	(18,119,031)

Cash flows from financing activity:
Proceeds from the issuance of shares	235,000	39,555,900
Stock issuance costs	—	(2,909,299)

Net cash provided by financing activities	235,000	36,646,601

Net change in cash and cash equivalents	(27,520,511)	20,209,414
Cash and cash equivalents at beginning of the period	58,469,263	7,285,548

Cash and cash equivalents at end of the period	$30,948,752	$27,494,962

Non-cash Items
Oil & gas property accrual included in Accounts payable	$1,453,600	$1,417,236

Asset retirement obligation	$76,447	$68,615

Use of Non-GAAP Financial Matters

We use EBITDA, as adjusted as described below, and referred to as Adjusted EBITDA, as a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. We define Adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation, depletion and amortization, (iv) non-cash expenses relating to share based payments under FAS 123Rm (v) pre-tax unrealized gains and losses on foreign currency and (vi) accretion of abandonment liability. We present Adjusted EBITDA because we consider it an important supplemental measure of our performance, in particular because it excludes amounts, such as expenses relating to share-based payments and unrealized gains and losses on foreign currency, that do not relate directly to our operating performance on a more consistent basis, we use this measure for business planning and analysis purposes and in assessing acquisition opportunities and overall rates of return. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or another performance measure derived in accordance with GAAP, as an alternative to cash flow from operating activities or as a measure of our liquidity. You should not assume that the Adjusted EBITDA amounts shown in the prospectus are comparable to Adjusted EBITDA amounts disclosed by other companies. In evaluating Adjusted EBITDA, you would be aware that it excluded expenses that we will incur in the future on a recurring basis. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation. Some of its limitations are: it does not reflect non-cash costs of our stock incentive plans, which are an ongoing component of our employee compensation program; and although depletion, depreciation and amortization are non-cash charges, the assets being depleted, depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect the cost or cash requirements for such replacements. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

Reconciliation between Adjusted EBITDA and net income is provided in the table below for the three- and six-month periods ended June 30.

ADJUSTED EBITDA

	Six Months ending June 30,		Three Months ending June 30,
Reconciliation of Adjusted EBITDA:	2007	2006	2007	2006

Net Loss	$(14,904,079)	$(1,013,624)	$(449,246)	$(1,008,110)
Add back:
Depreciation, depletion & amortization expense	2,026,013	879,190	986,767	491,674
Asset impairment	14,000,000	—	—	—
(Gain) on foreign currency exchange	(683,453)	(368,143)	(585,832)	(420,676)
Stock based compensation expense	827,794	1,121,093	276,634	1,069,850

Adjusted EBITDA	$1,266,275	$618,516	$228,323	$132,738